FOR IMMEDIATE RELEASE	For More Information Contact:
July 18, 2007

Cynthia Jamison, (864) 984-8395

cjamison@palmettobank.com

PALMETTO BANCSHARES, INC. REPORTS

9% QUARTERLY EARNINGS INCREASE

UPSTATE, SC – Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the six months ended June 30, 2007 was $7.8 million compared with $7.4 million reported the same period of 2006, an increase of 6%.  Diluted earnings per share were $1.21, as compared with $1.15 per share when comparing the same periods. For the second quarter of 2007, reported net income was $4.1 million, a 9% increase over the same period in 2006.  Net income per diluted share was $.63, a 9% increase over the $.58 per share reported in the second quarter of 2006.

Total assets at June 30, 2007 grew 6% to $1.2 billion, an increase of $63.8 million over the same period in 2006.  At June 30, 2007, loans increased 11% to $987.8 million, while deposits rose to $1.0 billion, an increase of $35.4 million over the same period in 2006.  “We are pleased with the Bank’s consistently strong performance during this past quarter and the past six months,” said Leon Patterson, chairman and chief executive officer.

About The Palmetto Bank

Celebrating more than 100 years of service in the Upstate, The Palmetto Bank manages $1.97 billion in assets including Commercial Banking, Trust, Brokerage and Mortgage Servicing.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 32 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens and Spartanburg.